UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2019

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14921 Chestnut St., Westminster, California	92683
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company.          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                    ☐

1.01 Entry into a Material Definitive Agreement

On January 7, 2019, we (BioLargo, Inc., the “Company”) and Vista Capital Investments, LLC (“Vista Capital”) agreed to amend the promissory note issued December 14, 2017 (“December 2017 Note”) and extend its maturity date to April 15, 2019. The principal amount of the note was increased to $605,100. The note will continue to earn interest at the rate of five percent per annum. The amendment re-defined the conversion price to equal 80% of the lowest closing bid price of the Company’s common stock during the 25 consecutive trading days immediately preceding the conversion date. The amendment also reduced the prepayment penalty from 20% to 15%, such that a prepayment requires the payment of an additional 15% of the then outstanding balance, and reduced the penalty for a default from 30% to 25% of the outstanding balance.

On January 7, 2019, we received $300,000 and issued to Vista Capital a convertible promissory note (the “January 2019 Note”) in the principal amount of $330,000, maturing nine months from the date of issuance (October 7, 2019). The note earns a one-time interest charge of 12%. The note allows Vista Capital to convert the note to our common stock at any time at a price equal to 65% of the lowest closing bid price of the Company’s common stock during the 25 consecutive trading days immediately preceding the conversion date. The note contains standard provisions of default, and precludes the issuance of shares to the extent that Vista Capital would beneficially own more than 4.99% of our common stock. We may pre-pay the note within 90 days of the issuance date by giving 10 business day notice of the intent to pre-pay, and then tendering 120% of the outstanding balance of the note. Vista Capital has the option to convert the note to common stock during the 10-day period. The note also includes a term that allows Vista Capital to adopt any term of a future financing more favorable than what is provided in the note. For example, these provisions could include a more favorable interest rate, conversion price, or original issue discount. The note also requires that we include the shares underlying conversion of the note on the next registration statement we file with the SEC.

With respect to the above transactions with Vista Capital, Lincoln Park Capital Fund, LLC agreed to waive the provisions of the Purchase Agreement dated August 25, 2017, prohibiting variable rate transactions. We have not yet formally documented this waiver, and have agreed in principle to issue Lincoln Park a warrant to purchase our common stock as consideration, in an amount to be agreed upon.

On January 9, 2019, we tendered payment of the outstanding principal amount and interest due on the promissory note issued to Triton Funds, LP dated October 12, 2018.

This current report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock, nor shall there be any sale of shares of common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing descriptions of the December 2017 Note, the amendment to the December 2017 Note, and the January 2019 Note are qualified in their entirety by reference to the full text of such agreements, copies of which are attached hereto as Exhibits hereto. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The discussion set forth in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

Exhibit Number	Exhibit Description	Form	File Date
10.1	Convertible Promissory Note issued to Vista Capital Investments LLC dated December 14, 2017	Form 8-K	12/22/2017
10.2	December 18, 2017, amendment to Promissory Note dated December 14, 2017 issued to Vista Capital Investments, LLC.	Form 8-K	12/22/2017
10.3	September 2018 Amendment to Promissory Note dated December 14, 2017 issued to Vista Capital Investments, LLC.	Form 8-K	9/18/2018
10.4	Convertible Promissory Note issued to Triton Funds LP dated October 12, 2018	Form 8-K	10/22/2018
10.5*	January 2019 Amendment to Promissory Note dated December 14, 2017, by and between BioLargo, Inc. and Vista Capital Investments, LLC.
10.6*	Convertible Promissory Note issued to Vista Capital Investments LLC dated January 7, 2019

* Filed hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 11, 2019	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer